AGREEMENT EFFECTIVE OCTOBER 24, 2004 THRU OCTOBER 23, 2007

PHARMACEUTICAL FORMULATIONS INC.

AND

LOCAL 522 AFFILIATED WITH

INTERNATIONAL BROTHERHOOD OF TEAMSTERS

TABLE OF CONTENTS

ARTIlCLE	PAGE

1. 2. 3. 4. 5. 6. 7. 8. 9. 9A. 10. 11. 12. 13. 14. 14B. 14C. 15. 16. 17. 18. 19. 20. 21. 22. 23. 24. 25.	RECOGNITION AND UNION SHOP
NEW EMPLOYEES
SENIORITY
JOB POSTING
STEWARDS
BASIC CREW
DISCHARGE AND WARNINGS
HOURS
WAGES
GENERAL INCREASES
CLASSIFICATIONS AND TITLES
HOLIDAYS
VACATIONS
ANNUAL SICK LEAVE
UNITED TEAMSTERS FUND
LOCAL 522 PENSION FUND
MISCELLANEOUS PROVISIONS
ADJUSTMENT OF DISPUTES
THE UNION AS THE PARTY AT INTEREST
CHECKOFF
GENERAL PROVISIONS
UNION SIGNS
FIXED FINANCIAL AGREEMENTS
LIQUIDATION
SUCCESSORS AND ASSIGNS
SAVINGS CLAUSE
MANAGEMENT RIGHTS
EFFECTIVE DATE	1 4 4 5 5 6 6 8 9 10 12 12 14 16 18 18 19 20 22 23 23 26 27 27 27 27 28 28

           AGREEMENT made this 24th day of October, 2004, by and between PHARMACEUTICAL FORMULATIONS, INC., 460 Plainfield Avenue, Edison, New Jersey, hereinafter called the "EMPLOYER" and LOCAL 522 AFFILIATED WITH INTERNATIONAL BROTHERHOOD OF TEAMSTERS, OF NEW JERSEY AND THE GREATER METROPOLITAN AREA, hereinafter called the "UNION", for and on behalf of itself, the employees now employed and hereafter to be employed by the Employer and collectively designated as employees.

W I T N E S S E T H:

           WHEREAS, the Employer recognizes the Union aforesaid as the only Union representing its employees, and agrees to deal collectively only with the Union:

           NOW, THEREFORE, In consideration of the mutual covenants, promises and agreements herein contained, the parties do hereby agree as follows:

1.     RECOGNITION AND UNION SHOP

           A. The Employer recognizes the Union as the only Union representing all its employees, (excluding professional employees, quality control employees, office and clerical employees, guards, boiler maintenance employees, part-time employees, and supervisors as defined in the Labor Management Relations Act), and agrees to deal collectively only with this Union for and on behalf of its employees. The Employer agrees to recognize and deal with such representatives of the Union as the said Union may elect or appoint. The Employer will not enter into individual agreements of any kind with any employee. It shall be a condition of employment that all employees of the Employer covered by this Agreement, who are members of the Union on the execution date of this Agreement or the effective date, whichever is later, shall remain members in good standing and those who are not members on the execution date or the effective date, of this Agreement, whichever is later, shall on the thirtieth day following the execution date, or the effective date of this Agreement, whichever is later, become and remain members in good standing in the Union. It shall also be a condition of employment that all employees covered by this Agreement, and hired on/or after its execution date, or the effective date, whichever is later, shall, on the thirtieth day following the beginning of such employment, become and remain members in good standing in the Union.

          Upon written notice from the Union, the Employer will deduct from the wages of the employees covered by this Agreement all Union membership dues, initiation fees, and any other item(s) that may become due and payable to the Union by employees covered by this Agreement, as authorized, upon condition that at the time of such notice, the Union shall furnish the Employer with a written authorization executed by the employee. The Employer and the Union shall each notify the other party of any revocation of such authorization received by it.

          The authorization shall not be irrevocable for a period of more than one (1) year, or beyond the termination date of this Agreement. The Employer shall deduct Union initiation fees in equal installments over a seven (7) week period beginning with the week following receipt of notice and employee authorization to make such deductions, but in no case will such deductions be made before the thirty-first (31st) day of employment. If employment is terminated for any reason before the full initiation fee has been deducted the Employer shall deduct from the employee's final paycheck, providing the Employer is aware that the employee's employment has terminated, any balance still owing, except that such deductions shall be limited to the amount of net pay due the employee. Collection of any amount still owing after the employee's final payroll check shall be the responsibility of the Union.

          The Employer shall deduct Union membership dues once each month beginning with the amount in which employment has exceeded thirty (30) days, provided that the Employer has received notice and employee authorization for the deduction. There shall be no proration of Union membership dues regardless of how many days an individual has been employed during any month. The Employer will deduct all unpaid Union membership dues from an employee's final payroll check, provided the Employer is aware that the employee's employment has terminated, and except that such deduction shall be limited to the amount of net pay due to the employee. Collection of any amount still owing after the employee's final payroll check shall be the responsibility of the Union. The Employer reserves the right to make deductions from employees covered by this Agreement for payroll taxes, mandatory insurance programs, wage garnishments, payable to the Employer by the employee.

          The failure of any person to become a member of the Union at the required time shall obligate the Employer, upon written notice from the Union to such effect and to the further effect that Union membership was available to such person on the same terms and conditions generally available to other members, to forthwith discharge such person. Further, the failure of any person to maintain his Union membership in good standing as required herein shall, upon written notice to the Employer by the Union to such effect, obligate the Employer to discharge such person.

           B. Employees hired to work a work-week of not more than twenty (20) hours per week shall be considered part-time. It is specifically understood by the parties that these employees are not intended to replace bargaining unit employees, but merely to supplement the work requirement needs of the Employer.

           C. Any additional job classifications not presently existing shall be covered by this Agreement when they are established except to the extent they are specifically excluded in Section 1.A above.

2.     NEW EMPLOYEES

           A. Whenever the Employer shall require new employees, he shall first offer employment to those of his employees who may have been laid off in accordance with the seniority provisions of this Agreement.

           B. Any new employee shall serve a probationary period of sixty (60) days before he shall be considered a regular employee. Within one (1) week after hiring, the Employer shall furnish to the Union a list of new employees covered by the Agreement. During the sixty (60) day probationary period, an employee may be discharged at the Employer's option without resort to the grievance procedure.

3.     SENIORITY

          All persons employed for a period exceeding sixty (60) days shall be considered a regular employee and shall be entitled to seniority rights. All layoffs shall be by department and in the inverse order of seniority, i.e., the last person hired shall be the first person to be laid off. In the event that this last person hired has accumulated seniority in a previous department, this person may bump back into their previous position if there is a junior person there. The Employer agrees to give two (2) day advance notice of lay-off. In the event that additional employees shall be needed, in a particular department all persons previously laid off from that department shall be the first person(s) to be rehired for that department. The Employer will give laid-off employees, if qualified, first preference over new applicants to apply for openings which might arise in any other Department covered by this Agreement. Any employee laid off for a total of one (1) year will be terminated from Company rolls but may reapply as a new employee when positions become available.

4.     JOB POSTING

          The Employer agrees to post all openings. Employees must have completed probationary period and be qualified in order to job bid. The Employer and the Union agree on open bidding, however, the limitation will be two (2) postings per job and end there. However, any employees so promoted may not bid for a new job for at least twelve (12) months. Bids will be awarded based on seniority and experience. A pay grid will be posted where employees can see what their rate of pay will be at Level I, II and III positions relative to their date of hire. Employees who job bid will be considered by management in order of seniority. It shall be at the Employer's discretion to determine whether the candidate for the position meets the requisite skills required. Jobs so posted will remain open for bids three (3) days. Should there be no candidates for the job(s), then the Employer shall follow its normal process in hiring for these jobs. In the opinion of the Employer, should a candidate so promoted fail to succeed in the new job, then within sixty (60) days from the promotion the employee may be transferred back to his or her former position and the Employer shall be free to follow its normal process in hiring for the job. If a position is filled by an outside candidate, after consideration of all inside candidates, and the outside candidate fails to remain employed for 60 days past the date of the job was originally posted, the newly vacated job does not have to be posted again. Anytime a job is still open 60 days or more after the date it was first posted, it must be posted again.

5.     STEWARDS

          The Employer recognizes the right of the Union to designate stewards and alternates.

          The authority of stewards and alternates so designated by the Union shall be limited to and shall not exceed the following duties and activities:

           A. The investigation and presentation of grievances in accordance with the provisions of the collective bargaining agreement.

           B. The transmissions of such messages and information which shall originate with and are authorized by the Union or its officers, provided such messages and information have been reduced to writing, or, if not reduced to writing, are of a routine nature and do not involve work stoppages, slowdowns, refusal to handle goods or any other interference with the Employer's business.

           C. Stewards and alternates have no authority to take strike action, or any other action interrupting the Employee's business, except as authorized by official action by the Union.

           D. The Employer recognizes these limitations upon the authority of stewards and their alternates, and shall not hold the union liable for any unauthorized acts in violation of this Agreement.

6.     BASIC CREW

          The Employer agrees to employ continuously twenty-five (25) persons in his present employ. These shall constitute the basic crew, and shall not be subject to layoffs at any time.

7.     DISCHARGE AND WARNINGS

           A. The Employer retains the right to discharge for just cause. In the event of a desire to discharge, the Employer shall notify the Union in writing in advance of such desire to discharge. In the event of a disagreement between the Union and the Employer as to such discharge, it shall be submitted to arbitration according to the provisions of this Agreement. Until such time as a ruling of the Arbitrator shall be given, employee shall be retained on the job. However, in the case of drunkenness, smoking, leaving the premises without permission, habitual lateness and habitual absenteeism, stealing, involvement with drugs, gambling, loan sharking, violation of Company policies, and direct insubordination, the Employer may discharge the employee, subject to the Union's right to submit the matter to arbitration. Immediate discharge may occur upon violation of Food and Drug regulations. Employer will post on bulletin board or distribute all regulations.

           B. A discharged or suspended employee must advise the Union in writing, within four (4) working days after receiving notification of such action against him, of his desire to appeal the discharge or suspension. Notice of appeal from discharge or suspension must be made to the Employer as prescribed in Section 14, Adjustment of Disputes except in the case of a discharge either party may request immediate arbitration.

           C. The Employer will notify a Union steward in writing whenever a first or subsequent warning is given to an employee.

           D. A written warning shall be removed from an employee's personal file eleven (11) months after the date of the infraction as long as the employee has incurred no additional written warnings of any kind for the eleven (11) month period. Otherwise that written warning will remain in the employee's file until there has been an eleven (11) month period in which the employee has not received an additional written warning of any kind. Each written warning shall be treated separately in computing the eleven (11) month period. Disciplinary actions are to be issued as follows:

1. 2. 3. 4.	Verbal Warning. First written warning. Second written warning (including up to a three (3) day suspension without pay). Termination.

Employer may accelerate discipline in appropriate cases where the action of the employees, are significantly detrimental to employer in regard to safety, quality and cost.

8.     HOURS

           A. The regular working hours shall be a full week of forty (40) hours a week for forty (40) hours pay, eight (8) hours per day, five (5) days per week, Monday to Friday, inclusive. The working hours shall start not earlier than 6:00 a.m. for the First Shift, not earlier than 3:30 p.m. for the Second Shift and not earlier than 11 p.m. for the Third Shift. The hours of daily employment shall be consecutive and may be interrupted for one-half (1/2) hour for lunch. In addition there shall be two (2) paid fifteen (15) minute breaks which shall be considered as time worked.

           B. Should any employee work more than forty (40) hours in any one week, he shall be paid for such overtime at the rate of time and one-half. Vacation, holiday, and/or paid sick day(s) which are approved by the Company under the Agreement shall be counted within the work week to determine overtime.

           C. Sunday, if worked, shall be a double-time day.

           D. Any employee working on a holiday shall be paid double-time for the hours worked, plus holiday pay.

           E. When an employee works an extended shift (overtime) the Employer shall allow, at the option of those employees working such overtime, an unpaid five (5) minute break before the extended (overtime) portion of the shift begins. However, all employees performing crew work must choose the same option. All employees who take the five (5) minute unpaid break shall have five (5) minutes deducted from their time cards.

           F. When an employee works an extended shift (overtime) of at least four (4) hours in one day, that employee will be given a paid fifteen (15) minute break after four (4) hours of overtime work provided the employee works at least an additional fifth (5) hour commencing after the break.

           G. All employees shall be required to work up to two (2) hours overtime per day during the Monday through Friday work week if requested by the Employer. Employer will make all reasonable efforts to give (2) hours notice. Employees shall be required to work up to eight (8) hours on a Saturday of any work week when said employee has been given notice by the close of business on the Thursday preceding the Saturday overtime date. Employer will make all reasonable efforts to give Thursday notice.

           H. The Union agreed to the Employer hiring up to twenty-five (25) part-time employees to work a maximum of eighty (80) hours per month. After May 15, 1984, there will be no lay-offs of present employees while part-timers are employed. Qualified full-time employees on layoff must be offered an open position first before part-timers are hired for that position. The part-timers will not be Union members and shall be added to the excluded list of employees in Section 1, Paragraph A.

           I. The Union and the Company agree to meet and discuss terms of any changes in hours of operation, on a need-to-do basis in the need-to do areas. A subcommittee will be formed to discuss and agree to terms and changes in the hours provision of this contract. A subcommittee shall be made up of at least one person from each affected department. Any changes must be agreed upon by both parties before implementing.

9.     WAGES

           Employees hired as of October 24, 2004:

                                LEVEL I              LEVEL II            LEVEL III
                                -------              --------            ---------
Starting Rate                   $ 8.40                $ 8.60               $9.75

12 Months                         9.40                  9.60               10.25

24 Months                        10.45                 10.65               10.80

                                 MECHANIC HOURLY RATE

                    Trainees                  $  11.35 - 11.85

                    Class "C"                    11.81 - 13.10

                    Class "B"                    13.03 - 14.51

                    Class "A"                    14.45 - 17.75

           Electronic Technician shall receive a minimum starting rate of $21.00 per hour and is to receive all across the board increases.

           1. Establish a higher range class A1 for the mechanics only, which the Company will recognize as a working foreperson, to limit 1 working foreperson per department.

           A. General Increases: Effective October 24, 2004, all employees on the payroll will receive an increase of forty-five cents (.45 cents) per hour. Effective October 24, 2005, all employees on the payroll will receive an increase of forty-five cents (.45 cents) per hour. Effective October 24, 2006, all employees on the payroll will receive an increase of forty-five cents (.45 cents) per hour.

           B. Employees hired prior to October 24, 1995 who work on the second shift shall receive a shift differential of ten (10) percent of their present wage rate. Employees hired prior to October 24, 1995 shall receive a shift differential of fifteen (15) percent of their present wage rate for working on the third shift. These rates are computed as of October 24, 1995. No additional wages earned will be used in computing shift differential pay. The above differential pay for both shifts is computed on the maximum salary earned as of October 24, 1995. The differential shall be included in determining all benefits due to employees. Employees hired after October 24, 1995 shall receive shift-differential pay in accordance with the following schedule: second shift to receive $.25 cents per hour for each hour worked and the third shift to receive $.55 cents per hour for each hour worked.

           C. Group Leaders and/or Lead-person as designated by Management shall receive at least twenty-five cents (25 cents) per hour more then the highest rate of any worker in the group. In determining the highest rate paid in a department, the rate (before addition of the twenty-five cents (25 cents) differential) of the individual designated Lead-person or Foreperson shall be considered. However, Red Circle (or Hempstead) rates shall not be considered in computing the highest department rate unless the person designated Lead-person or Foreperson has a Red Circle (or Hempstead) rate.

           D. Working Foreperson as designated by Management shall receive at least fifty cents (50 cents) per hour more than the highest rate of any worker in his group and at least twenty-five cents (25 cents) per hour more than the Group Leader or Lead-persons. In determining the highest rate paid in a department, the rate (before addition of the twenty-five cents (25 cents) or fifty cents (50 cents) differential) of the individual designated Lead-person or Foreperson shall be considered; however the newly created classification of electronic technician will not be considered. However, Red Circle (or Hempstead) rates shall not be considered in computing the highest department rate unless the person designated Lead-person or Foreperson has a Red Circle (or Hempstead) rate.

           E. The minimum starting rate shall be at all times at least fifteen cents (15 cents) per hour higher than any applicable State or Federal minimum wage.

           F. Employees who were transferred from the Hempstead location shall continue to receive at least the same wage rates they received at Hempstead, with the addition of the progression provided above.

           G. The Company agrees to mechanics tool replacement provided broken tool is returned.

           H. Based on prior experience or training newly hired employees may be brought in at a pay scale commensurate with that experience or training level. External candidates may not be hired at a rate of pay that exceeds 95% of the highest paid person at their level in the same department. Before looking to outside candidates to fill a position that requires a certain level of experience or training, consideration will be given to training internal candidates when appropriate.

10.     CLASSIFICATIONS AND TITLES

          Job descriptions will be developed to broadly define what type of work is performed in Level I, II and III positions. Job descriptions will also be developed for any position that has a pay differential in the contract, i.e. working foreperson, machine operator mechanic, electronic technician. To be implemented within a six (6) month period.

11.     HOLIDAYS

           A. The Employer agrees to pay his employees eight (8) hours pay and/or wages for the following holidays, irrespective of the day on which it falls, as if they worked thereon, providing the employee has worked the full day before and the full day after the holiday. However, if an employee does not work the day before and/or after a holiday due to illness, the Employer will consider such sick day(s) as a day worked for the purposes of this section if, and only if, the employee provides the Employer with a bona fide Doctor's note covering the day(s) of illness. In addition, a pre-scheduled vacation day, or paid sick day just before or after a holiday shall be considered a day worked for purposes of this section if the employee worked the day before and after the combined holiday, vacation and paid sick day.

          The designated holidays are:

NEW YEAR'S DAY
MARTIN LUTHER KING DAY
PRESIDENT'S DAY
GOOD FRIDAY
MEMORIAL DAY
JULY 4TH
LABOR DAY
THANKSGIVING DAY
DAY AFTER THANKSGIVING DAY
ONE (1) WORKING DAY BEFORE OR AFTER CHRISTMAS (as mutually
agreed to by the Employer and the Union)
CHRISTMAS DAY

           Holiday days are limited to a maximum of eleven (11) days per year per employee.

           B. If any employee reporting for the usual day's work is, for reasons other than an act of God, emergency conditions including, but not limited to state of emergency, act of war, unsafe travel conditions, snow storm or power failure of any equipment, or any situation in which management deems the employees' welfare is jeopardized, is prevented from working or laid off without having received previous notice no later than quitting time of the previous work day by the Employer, then in that event, the employee shall receive his or her pay for four (4) hours in accordance with the employee's weekly earnings. Work time missed in such an event shall not be paid, but counted as time worked for the computation of overtime for that week, for any employee who was scheduled to work.

           C. Any working day the firm closes for business, except for reasons enumerated in 10B above, each employee shall be paid his/her normal hourly wage for eight (8) hours.

           D. If a holiday falls on a weekend it will be at the discretion of Management whether to celebrate it on Friday or Monday immediately before or after that weekend. Holiday schedules will be announced a year in advance.

12.     VACATIONS

           A. All employees shall have their annual vacation entitlement calculated each year based on their hire date and accrued work time excluding any unpaid absences of 30 days or more. Such absences will be administered by pro-rating annual vacation entitlement time for only those full months actually worked. All employees who shall have been employed for the following periods of time as of their anniversary dates will be entitled to the vacation indicated:

         LENGTH OF EMPLOYMENT:
         --------------------

         One (1) Year or more                               One (1) week vacation

         Two (2) years or more                              Two (2) weeks vacation

         Four (4) years or more                             Two (2) weeks and one (1) day

         Six (6) years or more                              Two (2) weeks and two (2) days

         Seven (7) years or more                            Two (2) weeks and three (3) days

         Eight (8) years or more                            Two (2) weeks and four (4) days

         Nine (9) years or more                             Three (3) weeks vacation

         Ten (10) years or more                             Three (3) weeks and one (1) day

         Eleven (11) years or more                          Three (3) weeks and two (2) days

         Twelve (12) years or more                          Three (3) week and three (3) days

         Thirteen (13) years or more                        Three (3) weeks and four (4) days

         Fifteen (15) years or more                         Four (4) weeks

          All of the above vacations will be paid in accordance with the request made on the Union vacation form.

           B. The vacation period, during which those eligible for vacation shall take their vacation, between July and August of each year or a period mutually agreed to by the Employer and the Union.

           C. The Employer shall designate the date of vacation during the period commonly used for summer vacations and notify the employee no less than two (2) weeks in advance of vacation date for such employee. He shall not, without the consent of the employee, change such date. Those employees who have received a longer vacation with pay in the past shall continue to receive the same vacation.

           D. All employees who are entitled to three weeks or less must take their vacation and will not be paid in lieu of vacation for any reason. In addition, all employees who do not take their vacation during the normal vacation period must take their vacation before their next anniversary date. No vacation anniversary will be deemed earned or partially earned before an employee's anniversary date each year.

           E. Employees will be allowed to take up to four (4) consecutive weeks of vacation subject to the approval of their manager.

           F. Unused vacation time in excess of three weeks will be paid out to employees if a written request is received and approved by management three months before the employee's anniversary date. Excess vacation will be paid out upon employee's anniversary date, not the end of the year.

           G. The employer will give a minimum of up to 60 days notice before the annual shutdown in July, to allow employees to make arrangements for vacation.

           H. The Employer agrees that during shutdown employees can use sick or vacation time or take the time as unpaid. Any employee required to work during shutdown will work first shift.

13.     ANNUAL SICK LEAVE

           A. The Employer shall be required to grant an annual sick leave with pay to employees hired prior to October 24, 1998 covered by this Agreement according to the following schedule:

LENGTH OF EMPLOYMENT                                        ANNUAL PAID SICK LEAVE
--------------------                                        ----------------------

LESS THAN 60 DAYS                                                  0 DAYS

2 MONTHS BUT LESS THAN 8 MONTHS                                    1 DAY

8 MONTHS BUT LESS THAN 12 MONTHS                                   2 DAYS

1 YEAR BUT LESS THAN 3 YEARS                                       3 DAYS

3 YEARS BUT LESS THAN 4 YEARS                                      4 DAYS

4 YEARS BUT LESS THAN 5 YEARS                                      5 DAYS

5 YEARS BUT LESS THAN 6 YEARS                                      6 DAYS

6 YEARS BUT LESS THAN 7 YEARS                                      7 DAYS

7 YEARS BUT LESS THAN 8 YEARS                                      8 DAYS

8 YEARS BUT LESS THAN 9 YEARS                                      9 DAYS

9 YEARS BUT LESS THAN 10 YEARS                                     10 DAYS

           Employees hired after October 24, 1998 shall receive sick days in accordance with the following schedule:

LENGTH OF EMPLOYMENT                                         ANNUAL PAID SICK LEAVE
--------------------                                         ----------------------

LESS THAN 60 DAYS                                            0 DAYS

60 DAYS TO 1 YEAR                                            1 PAID DAY, 2 UNPAID DAYS

1 YEAR BUT LESS THAN 3 YEARS                                 2 PAID DAYS, 1 UNPAID DAY

3 YEARS BUT LESS THAN 4 YEARS                                3 DAYS

4 YEARS BUT LESS THAN 5 YEARS                                4 DAYS

5 YEARS BUT LESS THAN 6 YEARS                                5 DAYS

6 YEARS BUT LESS THAN 7 YEARS                                6 DAYS

7 YEARS OR MORE                                              7 DAYS

           Court appearances, emergency room visits, and hospital stays will be excused under the attendance policy, with proper documentation provided (official court document or invoice from hospital).

           B. Each employee shall be entitled up to five (5) days off with pay in order to attend the funeral in the event of a death of his/her spouse, mother, father or child.

          Each employee shall be entitled to three (3) days off with pay in order to attend the funeral in the event of a death of his/her brother, sister, brother-in-law, sister-in-law, mother-in-law, father-in-law, grandparents, or grandchildren.

           Employees not attending funeral because of travel distance will be entitled to three days off with pay in the event of death of his/her immediate family which is limited to mother, father, brothers, sisters, and children. Documentation must be presented in order to receive pay for the time off.

           C. Sick leave not used to be paid on the employee's anniversary date.

           D. Jury-Duty - The Employer shall make the employee whole for any loss of regular wages if an employee is called on Jury Duty.

           E. The Employer reserves the right to request and receive proof of attendance at Jury Duty.

           F. All employees covered by this Agreement will be paid to the end of their normal shift for any day on which they leave work early due to an injury sustained on the job.

14.     UNITED TEAMSTERS FUND

           A. As of December 01, 2004 the Employer agrees to contribute the amount specified below for each employee covered by this Agreement to the United Teamsters Fund.

                           SINGLE                                    FAMILY
                           ------                                    ------

1st YEAR         $325.00 per month per member              $525.00 per month per member

2nd YEAR         $350.00 per month per member              $550.00 per month per member

3rd YEAR         $375.00 per month per member              $575.00 per month per member.

          The Employer shall pay single coverage for all single employees with no dependents. The Employer shall pay family coverage for all family employees with eligible dependents.

          In the event a single coverage employee becomes married that employee would become eligible for family coverage. The Employer shall provide and pay family coverage for said employee.

          The company will continue contributions to the United Teamsters Fund for all employees on disability for up to three months after the date of their disability.

           LOCAL 522 PENSION FUND

           B. If required by law, the Union and the Employer shall sit down and negotiate a Pension Plan.

           MISCELLANEOUS PROVISIONS

           D. Effective immediately the Employer, at its own cost and expense without making any deductions whatsoever from the employee's wages, shall pay for and provide accident and sickness disability benefits for its employees as required under applicable law, and the United Teamsters Fund shall not provide for such benefits.

           E. The contributions shall be held and managed under the terms and provisions of agreements and declarations of trusts, the originals of which are in the office of the said Welfare, Pension and Severance Funds, and all amendments made thereto, from time to time.

           F. Payment to the fund shall cover the previous month (based on Employer's accounting calendar) and be remitted within fifteen (15) days at the end of the previous month at the above listed fund offices. Employer will supply the fund with a copy of the accounting calendar. Payments to the funds for each employee will commence with the 31st day of employment. The Employer will be liable for contributions to the funds in full weekly increments regardless of the day of the week an employee reaches the 31st day of employment or is terminated. In addition, full weekly contributions will be made regardless of how many days during a normal week an employee works. The Employer shall make contributions to the funds for an employee for thirty (30) days following a lay-off.

           G. The Employer further agrees to submit with each payment a list of all employees covered by this Agreement, showing names of each employee, and such other information as may be required by the above listed funds, to guarantee the sound and efficient operation of the funds. The above listed funds and the Union shall have the right to examine, at Employer's regular place of business, all records of the Employer pertaining to said payments or may designate a steward to do so. The Employer, upon written demand, shall make available at Employer's regular place of business to the Union and/or the above listed funds copies of requested quarterly Social Security Reports and shall likewise make available to the Union and/or Welfare, Pension and Severance Funds or its authorized representatives, all wage and other data related to Employer's obligations under the contract. It is understood and agreed that the Union, the funds, and their representatives will keep all information and records of the Employer confidential. In addition, the Employer reserves the right to cover up or obliterate those portions of its records which it allows the Union, the funds, and their representatives to examine that pertain to employees not covered under this Agreement.

           H. Any Employer who is held by an arbitration to be delinquent in the payment of contributions to any of the above mentioned funds shall pay the entire fee of said Arbitrator for conducting such arbitration.

           I. Failure to pay on the Arbitrator's award may be cause for strike action, anything to the contrary notwithstanding.

15.    ADJUSTMENT OF DISPUTES

           A. Any grievance, complaint, controversy or dispute arising under this Agreement between the Employer and the Union shall be settled in the following manner.

Step 1:	The matter shall be taken first by the aggrieved party and the Chief Steward or Shop Steward to the immediate supervisor of the aggrieved party within three (3) working days of its occurrence. The immediate supervisor of the aggrieved party will, if possible, adjust the grievance immediately. Every effort will be made in good faith to settle all grievance at this level of discussion.

Step 2:	If the grievance arising at Step 1 is not satisfactorily adjusted within five (5) working days, then the grievance shall be reduced to writing and represented within five (5) working days by the aggrieved party and the Chief or Shop Steward to the immediate Supervisor of the aggrieved party. Both parties shall make every effort to adjust this written grievance.

Step 3:	If the written grievance of Step 2 is not satisfactorily adjusted within five (5) working days, then the grievance shall be referred within two working days to the Union representative of the Local Union, and the Personal Director of the Employer. Both the Employer and the Union may call upon additional persons at this third step of grievance to offer information and to enter into deliberation in order to satisfactorily adjust and settle the grievance. Both parties will make every good faith effort to reach a settlement at this third step.

Step 4:	If no satisfactory adjustment of the grievance can be made within twenty-one (21) calendar days after it has been so referred, then within thirty (30) days after the close of the twenty-one (21) calendar days in Step 3, the case may be referred by either party to arbitration within two (2) calendar days after a written notice has been given by either side to the other of the inability to adjust and the intention to refer to arbitration. Such written notice, as well as any other notice provided for in this Agreement, shall be given to the Union at its Headquarters, and to the Employer at its place of business.

           B. The Arbitrator, as hereinabove mentioned, shall be selected by both sides in mutual agreement. In the event both sides fail to mutually agree on an Arbitrator, within one (1) calendar day of that failure, either party may ask the State Board of Mediation or the American Arbitration Association to appoint an Arbitrator and such appointee shall be the Arbitrator in the matter involved. The decision of the Arbitrator shall be final and binding upon both parties and shall be fully enforceable. It is understood that the Arbitrator shall not have the power to amend, modify, alter, or subtract from this Agreement or any provisions thereof. It is agreed that time is of the essence, in any arbitration, and both parties will exert their best efforts to obtain a speedy decision. The cost of arbitration shall become equally between the Employer and the Union.

           C. The arbitration procedure herein set forth is the sole and exclusive remedy of the parties hereto and the workers covered hereby, for any claimed violations of this contract, and for any and all acts or omissions claimed to have been committed by either party during the terms of this Agreement, and such arbitration procedure shall be (except to enforce, vacate or modify awards) in lieu of any kind and all other remedies, forums at law, inequities or otherwise which will or may be available to either of the parties. The waiver of all other remedies and forums herein set forth, shall apply to the parties hereto, and to all of the workers covered by this contract. No individual worker may initiate an arbitration proceeding.

           D. There shall be no strike, slowdown, or lockout during the life of this Agreement.

16.    THE UNION AS THE PARTY AT INTEREST

          The Union shall require the employees to comply with the terms of this Agreement. The parties agree that the maintenance of a peaceable and constructive relationship between the Employer and the employee requires the establishment and cooperative use of the machinery provided for in this contract for the discussion and determination of grievances and disputes, and that it would detract from this relationship if the individual employees or groups of employees would, either as such individuals or groups, seek to interpret or enforce the contract on their own initiative or responsibility. It is, therefore, agreed that this contract shall not vest or create in any employee or group of employees covered either at law, equity, or otherwise, it being understood and agreed, on the contrary, that all of the rights and privileges created or implied from this contract shall be enforceable only by the parties hereto and only in the manner established by this contract.

17.     CHECKOFF

          The Employer agrees to deduct dues, initiation fees, and assessments from wages of employees in the bargaining unit who provide the Employer with a voluntary written authorization which shall not be irrevocable for a period of more than one year, or beyond the termination date of this agreement, whichever occurs sooner. Such deductions will be made by the Employer from the wages of employees for each month of the calendar year and will be transmitted to the Union by the fifteenth (15th) day of the following month.

          In the event no wages are then due the employee, or are insufficient to cover the required deduction, the deduction for such month shall nevertheless be made from the first wages of adequate amount next due the employee and thereupon transmitted to the Union.

          The Employer shall promptly notify the Union in writing of any revocation of the aforesaid authorization.

          In addition to the regular dues and fees to be remitted to the Union pursuant to the check-off provisions under this contract, the Employer agrees to deduct and remit to the Union the administrative dues fee checked-off of the members wages, which is calculated at the rate of .05 cent/hour for each hour of compensation paid for up to forty (40) hours per work week. This remittance shall be made with the remittance for regular dues and fees.

18.     GENERAL PROVISIONS

           A. The Employer shall show no discrimination against or favoritism among its employees for Union activities or otherwise. This Agreement may not be modified by any employee or group of employees without the joint written consent of the Union and the Employer.

           B. The Union's representative may visit the firm's premises for the purpose of investigating working conditions or conferring with the Employers employees as long as such visit does not interfere with the Employer's normal business.

           C. The Employer agrees that before a new work rule is instituted it will inform the employees and be consistent with its contractual obligations.

           D. Each employee shall be covered by Unemployment Insurance.

           G. The Employer shall provide space for a bulletin board in a reasonable accessible place for Union notices. There shall be proper dressing rooms and wash-up place for the employees, and a drinking fountain, away from bathrooms. A time clock shall be installed.

           H. The Employer will permit a leave of absence for any employee elected or appointed to a full-time position on the Union's staff. The leave will be limited to one (1) per year. Such leave of absence shall continue in effect throughout the period of said employee's term of service, without loss of status of employment or seniority.

           G. Any employee who is drafted or volunteers or serves not more than one period in the Armed Forces of the United States or its subdivisions, shall, upon completion of such service or training, be restored to the exact status, including any general wage increase that he would have had if his employment had not be interrupted.

           H. The Employer shall not require, request or suggest that an employee take a polygraph or any other form of lie detector test.

           I. Struck Goods - It shall not be a violation of this Agreement and it shall not be cause for discharge or disciplinary action of any employee who refuses to perform as an ally of an Employer or person whose employees are on strike, and which service, but for such strike, would be performed by the employees of the Employer or person on strike.

           J. Non-Discrimination Clause - It is the policy of Pharmaceutical Formulations Inc. to recruit, train, promote and otherwise deal with all applicants and employees without regard to race, color, religion, sex, national origin, age, physical or mental disability pursuant to the Americans with Disabilities Act of 1990, as applicable, or status as a Vietnam-era Veteran or qualified disabled veteran, except where age and sex are bona fide occupational qualifications or where disability is a bona fide disqualification. Hiring and promotional decisions and opportunities for personal development will continue to reflect our commitment to further the principles outlined above. PFI Is an Equal Opportunity Employer, M/F/H/V.

           K. The Employer and the Union agree that there will be no discrimination by the Employer or the Union against any employee because of his or her membership in the Union or because of any employee's lawful activity and/or support of the Union.

           L. SAVINGS BOND PLAN - Upon the individual authorization from the employee, the Employer shall deduct the sum of 0.14 cents\hour ($25.00) per month from the wages of the employee to be used to purchase U.S. Savings Bonds. The Employer will not contribute in this program but will however, at its own expense handle all purchases and bookkeeping relating to the Savings Bond purchase plan.

           M. DRUG-TESTING - Guidelines of the Federal Government shall prevail.

           N. The company will supply warm jackets for all warehouse employees, building maintenance and day shift house-keeping.

           O. 401K Plan - The company will provide a 401(k) Plan to include a 50 cents on the dollar match with a maximum of 2% company contribution to an employee 4% contribution with administrative costs will be paid by the Employer.

           P. SAFETY SHOES - Beginning mid 1999 the Employer agrees to provide reimbursement ($50.00) annually for approved safety work shoes to a select group of employees (approximately 50 in number). Additionally, the Company will provide necessary boots for Pharmacy, Coating and Compression Department washroom personnel, plus operators in the Coating Department.

           Q. Severance Pay - In the event of a permanent shutdown severance pay will be granted according to the schedule shown below. In the event of a permanent layoff, severance pay will be issued once the layoff has been deemed permanent. A permanent layoff is defined as a layoff in which an employee is laid off due to lack of work for 12 consecutive months without a recall or 45 days of more. If an employee is recalled for more than 45 days the 12 month period will restart. The schedule is as follows:

1 week of pay for 5 years but less than 10 years. 3 weeks of pay for 10 years but less than 15 years. 4 weeks of pay for 15 years or more.

19.     UNION SIGNS

          The Employer agrees that it will display on its various trucks and in its establishment, ten (10) Union signs to be supplied by the Union, Indicating that the Employer is a Union establishment or that it is signed up with the Union.

          For the right to use such signs, the Employer shall pay the sum of ten dollars ($10.00) per sign per year. The signs shall be used only so long as the Employer is under contractual relations with the Union and is not in violation of any of the terms and conditions of the Union Agreement.

20.     FIXED FINANCIAL AGREEMENTS

          All wages, salaries, commissions, and other fixed financial arrangements and benefits of employees in effect at the date hereof or increased hereafter, shall not be reduced, nor the regular hours of employment be increased by the Employer, anything contained in this Agreement to the contrary notwithstanding.

21.     LIQUIDATION

           Should the Employer desire to or voluntarily be forced to liquidate his business, he must notify the Union at least sixty (60) days in advance and the employees shall be retained on the job until liquidation is completed.

22.     SUCCESSORS AND ASSIGNS

          This Agreement shall remain operative and binding upon the parties hereto, their heirs, successors, assigns, administrators, concessionaires, and others. If, for any reason, the Employer shall change its name or status, it is agreed that such changes shall in no manner modify or affect the binding obligations of this Agreement.

23.     SAVINGS CLAUSE

          If any term, provision or condition of this contract is held to be unlawful, illegal, in violation of law or its enforcement prevented or delayed by any governmental action, including but not limited to a wage freeze order, the parties will confer in an effort to agree upon suitable substitutions therefore and, if they fail to agree, the same shall be considered a grievance and submitted to arbitration in accordance with the arbitration provision thereof. The Arbitrator in such arbitration shall be instructed by the parties hereto that it is their intention that in such event the essence and spirit of the provisions so held unenforceable or delayed, are desired to be retained to the extent permitted by law; and the Arbitrator shall further be instructed that his function shall be limited to choosing proper substitutes for the provisions held to be unenforceable or delayed from the written proposals submitted to him by the parties hereto without any power or authority on his part to write any provisions or amend any of the proposals submitted by either of the parties. The party demanding arbitration shall submit in writing with the demand therefore the substitutes it proposes in place of the provisions held to be unenforceable or delayed unless and until final adjudications shall have been made by a court or governmental agency of competent jurisdiction in a proceeding or action involving such provisions. Until such final adjudication the parties shall continue to perform each and every provision thereof. The cost of any arbitration under this clause shall be borne equally by the parties.

24.     MANAGEMENT RIGHTS

          The Management of production, and the direction of the working force is vested exclusively in the Employer, and this shall include, but shall not be limited to, the right to hire, promote, suspend or demote, discipline or discharge, to transfer or lay-off because of lack or work or other reasons, subject to the provisions of this Agreement and the grievance procedure; to determine the facilities, equipment, or departments of operation, to plan, arrange and schedule production, to determine what constitutes an efficient plant practice or operation and to govern all other Management Matters and functions.

25.     EFFECTIVE DATE

          This Agreement shall go into effect as of October 24, 2004 and shall continue in full force and effect until the close of business on October 23, 2007, and it shall automatically be renewed from year to year thereafter unless notification be given in writing by either party to the other, by certified mail, at least sixty (60) days prior to the expiration of this Agreement that changes in the Agreement are desired.

           IN WITNESS WHEREOF, the parties have signed this Agreement this 24th day of October, 2004.

PHARMACEUTICAL FORMULATIONS, INC. BY: /s/ Ward Barney TITLE: VP OPS LOCAL UNION 522 AFFILIATED WITH INTERNATIONAL BROTHERHOOD OF TEAMSTERS BY: /s/ Joseph R. Byers TITLE: Assistant Trustee